EXHIBIT 10.14


                                FINANCE AGREEMENT


                             PAID LOSS WC DEDUCTIBLE


This Finance Agreement ("Agreement") is effective as of January 1, 2000 and is made by and between Staff Leasing, Inc. ("Insured") and Continental Casualty Company ("Insurer").


Insurer has issued to Insured certain insurance policies (together with any endorsements, individually and collectively the "Policies") which are set forth in Schedule A, which is attached to and made a part of this Agreement; and


Losses incurred under the Policies are subject to a deductible ("Workers' Compensation Deductible Plan" or "Insurance Plan") as set forth in Schedule A; and


Insured has agreed to pay Insurer premiums and reimburse Insurer for losses and paid Allocated Loss Adjustment Expenses as defined in the Policies ("ALAE"), according to the terms and conditions of the Policies and Article 6 of this Agreement; and


Insured agrees to fully perform and satisfy each and every duty, obligation and liability that arises under the Policies, Insurance Plan and this Agreement (individually and collectively "Insured's Obligations").


In consideration of the covenants and undertakings of the parties contained in this Agreement, and other good and valuable consideration, Insurer and Insured agree as follows:


1. ESTIMATED PREMIUM -- Insured agrees to pay Insurer the estimated Deductible Plan premium of $4,900,200 ("Estimated Premium"). Insured will pay the Estimated Premium in twelve equal monthly installments ("Estimated Installment Premium") in the amounts and times stated in the Installment Endorsement(s) to the Policies.


The Estimated Installment Premium will include the retention, premium tax, excess loss premium (if any), residual market charge, deductible policy premium and any regulatory assessments identified in the Confirmation Letter dated December 27, 1999, and any subsequent amendments.


2. PREMIUM AUDIT -- Premium audits will be performed to determine actual exposure incurred under the Policies. Such audits may result in adjustments to the Estimated Premium. An interim audit will be conducted as of October 31, 2000. Insurer will provide Insured notice of the results of any such audit. The amount billed or refunded as a result of such audits will be limited to net deductible premiums and any regulatory assessments.


3. ADMINISTRATIVE FEE - Insured agrees to pay Insurer a non-adjustable administrative fee of $500,000 ("Administrative Fee") in installments in the amounts and times stated in Schedule A of this Agreement after which time the Administrative Fee shall be considered past due and interest will accrue to the benefit of the Insurer as described in the Payment Terms Article. The Administrative Fee is fully earned when due and no part thereof shall be refunded.


4. LOSS REIMBURSEMENT -- As of the inception date of the Policies, Insured will remit to Insurer a minimum and deposit loss fund of $3,500,000 ("WC Loss Fund" or "Loss Fund"). Insurer will bill Insured monthly for the prior calendar month's losses paid and ALAE paid pursuant to the

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Staff Leasing, Inc.                  -1-                         January 1, 2000


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Policies, unpaid claims handling expenses earned (if any) by a claims administrator (collectively "Losses and Expenses"), and, if applicable, either bill Insured for the Interest in Lieu of Charge or remit payment to Insured of the Loss Fund Deposit Credit. In the event of any default in payment by Insured, Insurer has the option to draw upon the Loss Fund or on any other collateral securing Insured's Obligations under this Agreement.


The Interest in Lieu of Charge compensates Insurer for the loss of use of its funds for paying the Losses and Expenses on behalf of Insured prior to being reimbursed on a monthly basis for same by Insured. The Loss Fund Deposit Credit compensates Insured for the loss of use its funds comprising the Loss Fund.


The Interest in Lieu of Charge will be two times the Losses and Expenses multiplied by one-twelfth (1/12) (or the applicable pro-rata amount thereof based upon the number of months, or portion thereof, for which such charge is being calculated) of the ninety (90) day commercial paper dealer rate in effect on the first Friday(s) of the month(s) being billed for that calendar quarter as set forth in the Money Rates section (or any successor section) of the Midwest Edition of THE WALL STREET JOURNAL. The Loss Fund Deposit Credit will be two times the Loss Fund multiplied by one-twelfth (1/12) (or the applicable pro-rata amount thereof based upon the number of months, or portion thereof, for which such charge is being calculated) of the ninety (90) day commercial paper dealer rate in effect on the first Friday(s) of the month(s) being billed as set forth in the Money Rates section (or any successor section) of the Midwest Edition of THE WALL STREET JOURNAL.


The difference in the Interest in Lieu of Charge and the Loss Fund Deposit Credit will either be billed to or payment remitted to Insured by Insurer. Insured will pay Insurer any amounts billed to it under this Article within fifteen (15) days of the billing date (as defined in the Payment Terms Article of this Agreement).


5. PAID LOSS ADJUSTMENT -- Insurer may prepare an adjustment for the Deductible Plan ("Deductible Adjustment") six (6) months after the expiration or termination of the Policies and annually thereafter ("Evaluation Date") until final settlement. Each Deductible Adjustment will equal the sum of:

A. Amounts past due under the Loss Reimbursement Article, Accrued Interest (as defined in the Payment Terms Article), and amounts due under the Additional Amounts Article; plus

B. As of the Evaluation Date the sum of: Paid Losses, paid ALAE, claim handling expenses (if any) due under this Agreement; minus

C. Amounts paid to Insurer under this Agreement (exclusive of any Deductible Plan policy premiums, premium audit adjustments, Accrued Interest payments, and amounts arising under the Additional Amounts Article).


Upon completion of each Deductible Adjustment Insurer will prepare and send an invoice to Insured, or remit a refund to Insured, as appropriate.


6. MAXIMUM INCURRED LOSSES -- The maximum Aggregate Retention (including all ALAE paid) Insured will be obligated to pay under the Insurance Plan, excluding any amounts due Insurer under the Payment Terms Article, Claims Administration Article, and the Additional Amounts Article of this Agreement, will be $26,000,000 ("Maximum Incurred Losses" or "Aggregate

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Staff Leasing, Inc.                  -2-                         January 1, 2000

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Limit"), which is an estimate; provided, however, the Maximum Incurred Losses
Insured will be obligated to pay (including ALAE) for any one accident or occurrence will be $10,000,000. Upon the completion of each Deductible Adjustment , the Maximum Incurred Losses shall be computed for such period based on the rate of $148.57 per $1,000 of Manual Workers' Compensation Premium, with premium subject to a minimum Aggregate Retention of $20,800,000. The Maximum Incurred Losses calculated as a result of any interim audit shall be increased pro rata to 366 days.


7. COLLATERAL/EXPERIENCE ACCOUNT -- Insofar as collateral is necessary to protect the interests of Insurer under the Insurance Plan, both parties agree as follows:


A.   The Insured's Obligations under this Agreement will be secured as follows:


     1.) Insured will deposit or cause to be deposited cash or certain classes of investment instruments ("Eligible Investments") in a Collateral Trust Account ("Collateral Trust Account") for the sole benefit of Insurer to secure the Insured's Obligations. The Collateral Trust Account required hereunder shall be established as set forth in Appendix A, which is attached to this Agreement and incorporated by reference herein. In lieu of directly establishing such a Collateral Trust Account, Insured may opt to purchase insurance coverage to satisfy its obligations hereunder, provided:
     (i) any such insurance coverage is secured from an insurance company satisfactory to Insurer; and (ii) such insurance company establishes a Collateral Trust Account in an amount as required by Insurer, in its sole discretion, to secure Insured's Obligations. The Collateral Trust Account required hereunder shall be established and funded by Insured or Insured's insurance company as Grantor and with Insurer named as Beneficiary thereunder, in accordance with the provisions of Appendix A. For purposes of monitoring collateral requirements hereunder, the Trust Assets comprising the Collateral Trust Account will be treated as collateral securing Insured's Obligations under this Agreement.


     2.) As of the inception date of the Policies, Insured will deliver to Insurer by certified mail (return receipt requested) or overnight mail a surety bond (hereinafter referred to as the "bond") in a form acceptable to Insurer, in its sole discretion, issued by an institution acceptable to Insurer in the initial amount of $39,000,000. The bond, and the obligation of the surety thereunder shall be unconditional, irrevocable, absolute and shall remain in full force and effect for an initial period of one (1) year and will be automatically renewable for terms of twelve (12) months until Insured has fully satisfied and been discharged of all Insured's Obligations and upon mutual agreement. The Issuing Institution must agree, in the terms of the bond, to provide Insurer with written notice at least sixty (60) days prior to expiration of the bond in the event the bond will not be renewed. Insured agrees to cause the term of the bond to be extended until such time as payment is made to Insurer. No claim will be made or presented against the surety bond required as partial collateral by this Paragraph A.2. of this Article 7. of the Agreement until Insurer has drawn against all other available collateral securing Insured's Obligations under this Agreement.


     As of each Deductible Adjustment, the amount of the bond will be adjusted to equal the difference between: (i) Ultimate Loss Amount (as defined in the Remedies Article below) subject to the Deductible Plan as calculated by Insurer, less (ii) the cumulative amounts of paid losses for which Insurer has been previously reimbursed, and less (iii) the balance of the Experience Account. The results of each Adjustment will be furnished to Insured.

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Staff Leasing, Inc.                  -3-                         January 1, 2000

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     Insured agrees to amend the value of the bond to such amount within thirty
     (30) days of notification thereof through any one, or combination, of the following actions:
         a. the value of the existing bond is amended to the revised requirement; or
         b. the receipt of an additional surety bond (hereinafter referred to as "surety bond") from an institution, and in a form acceptable to Insurer, in its sole discretion, for an amount sufficient to bring the overall required bond amount to the required level; or
         c. the receipt of a clean, unconditional, and irrevocable letter of credit (hereinafter referred to as "LOC"), from an institution and in a form acceptable to Insurer, sufficient to bring the overall required bond balance to the required level.

     Any amounts that may be due Insured may be held by Insurer until such amendment to the bond is received. Any reference to, or any obligation or duty arising under any other documents referred to herein shall have no effect on the surety's obligation under any bond provided to secure Insured's Obligations.

B. Insurer will establish an Experience Account as specified in Appendix B, which is attached to and incorporated by reference herein to this Agreement, as a means of monitoring the adequacy of the collateral required by Insurer to secure the Insured's Obligations under Paragraph A. of this Article 7.
   of the Agreement.

8. MATERIAL CHANGE IN OWNERSHIP -- Insurer will have the right to require Insured to increase the Collateral Trust Account or bond by an amount not to exceed the Maximum Incurred Losses if there is a Material Change In Ownership of Insured. Insured will increase the Collateral Trust Account or bond to the required amount within ten (10) days of notification thereof. For purpose of this Agreement, a "Material Change in Ownership" occurs when: (i) an investor or a group of affiliated investors acquires more than 30% of the voting shares of Insured, or (ii) Insured's board of directors authorizes: a merger, consolidation, reorganization, or liquidation of Insured, the sale of substantially all of Insured's assets, or a distribution of assets to shareholders in excess of 25% of Insured's assets.

9. EVENTS OF DEFAULT -- Any of the following will be an Event of Default under this Agreement:

A. Insured does not pay any amount due Insurer when due under the terms of the Policies, the Insurance Plan and/or this Agreement; or

B. Insured does not establish, deliver or adjust the Collateral Trust Account or bond as required in this Agreement; or

C. Insurer receives written notice from (i) the Issuing Institution, that the bond will not be renewed, or (ii) the Trustee, that the Collateral Trust Agreement will be terminated, and Insurer is not in possession of a satisfactory successor Trustee or replacement bond thirty (30) days prior to termination of the Collateral Trust Account or expiration of the bond; or

D. The financial condition of the Issuing Institution becomes such that, in Insurer's sole opinion, the Issuing Institution may be unable to pay any draw upon the bond; or

E. Insured ceases doing business as a going concern, makes an assignment for the benefit of creditors, generally does not pay its debts as they become due or admits in writing its inability to pay its debts as they become due, files a petition commencing a voluntary case under any chapter of the Bankruptcy Code, 11 U.S.C. Sec. 101 et seq. ("Bankruptcy Code"), is adjudicated an insolvent, files a petition seeking for itself a reorganization, arrangement, composition, readjustment, rehabilitation, liquidation, dissolution or similar

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Staff Leasing, Inc.                  -4-                         January 1, 2000

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arrangement under the Bankruptcy Code or any other present or future statute, law, rule or regulation, whether domestic or foreign; or a case, proceeding or other action either results in such entry, adjudication, relief or issuance or entry of any other order of judgment having a similar effect, or remains undismissed for thirty (30) days; or


F.   Insured cancels any of the Policies; or

G. Insured fails to execute any further documentation relative to the Insurance Plan as Insurer, in its reasonable business judgment, may require within thirty (30) days after Insurer delivers such documentation to Insured.


Any termination or cancellation of this Agreement by Insurer will not release Insured from any of Insured's Obligations. Insurer's right to apply any Remedies set forth below, should an Event of Default occur, will not be affected by any such termination or cancellation, including without limitation the right to draw upon the collateral in any amount, as long as Insured remains liable for any Insured's Obligations.


10. REMEDIES -- If any Event of Default occurs, Insurer may exercise any or all of the remedies set forth below:


A. Insurer may terminate the Policies after giving written notice of termination to Insured as set forth in the Policies (or any greater period of written notice as may be required by applicable law). If the event specified in paragraph E of the Event of Default Article occurs, Insurer may terminate the Policies immediately without the requirement of any action by Insurer or notice given to Insured (unless prior notice is required by applicable law). Upon termination of any of the Policies, all installments of premium and other sums that may become payable by Insured under the Policies, the Insurance Plan or this Agreement will become immediately due and payable, and Insurer will have no further liability under the Policies.


B. Insurer may: (i) perform an Adjustment using Incurred Losses with the entire balance so computed becoming immediately due and payable; and/or
     (ii) perform a final Adjustment using the Ultimate Loss Amount as set forth in this Article with the entire balance so computed becoming immediately due and payable; and/or (iii) draw upon the Collateral in the full or any lesser amount.


C. Insurer may offset any account surplus, credit obligation, refund, dividend or any other amount that is due or may become due Insured under the Policies, the Insurance Plan or this Agreement and apply such amount against any amount that is due or may become due Insurer from Insured under the Policies, the Insurance Plan or this Agreement.


D. If the event specified in paragraph E of the Event of Default Article occurs, Insurer may claim and recover, in addition to all other sums which may become payable by Insured to Insurer, the full amount of the Ultimate Loss Amount as set forth in this Article for all projected amounts which may become due and payable under the Policies or this Agreement.


E. In the event that Insurer draws upon the Collateral, any proceeds received by Insurer shall be applied first, to the payment or reimbursement of the costs, expenses and fees for collection provided for in the Payment Terms Article below; second, to the payment of interest provided for in the Payment Terms Article below; third, to the payment of all past

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Staff Leasing, Inc.                  -5-                         January 1, 2000

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   due Estimated Installment Premium; fourth, to the payment of any other premium or other amount currently due under this Agreement; fifth, to the payment of future amounts due with respect to the Ultimate Loss Amount as defined below; sixth, any amounts remaining will be paid to Insured after all amounts owing pursuant to Insured's Obligations have been finally and fully calculated, paid and discharged.


F. Insurer may apply the proceeds of any draw(s) upon the Collateral to any outstanding amounts owed to Insurer at any time.


The "Ultimate Loss Amount" will be determined by Insurer in its sole discretion through the use of generally accepted actuarial methods which will take into consideration, without limitation, Insured's expected loss ratio at the time of quotation, loss development factors generally used by Insurer, and loss development factors based on Insured's individual loss history. Insurer's determination of the Ultimate Loss Amount shall be conclusive and binding upon Insured.


11. PAYMENT TERMS -- Unless otherwise expressly provided, Insured will pay any invoice submitted by Insurer within thirty (30) days of the billing date after which time such amount will be considered past due. Insurer will have the option to accrue interest on any undisputed outstanding amounts past due under this Agreement at a rate that is equal to the ninety (90) day commercial paper dealer rate in effect on the first Friday of each month as set forth in the Money Rates section (or any successor section) of the Midwest Edition of THE WALL STREET JOURNAL plus five per cent (5%) per annum. Interest will compound daily until full payment is received ("Accrued Interest"). All Accrued Interest will be billed as soon as practicable and will be payable within fifteen (15) days of the billing date. In the event Insurer undertakes any efforts to collect any amounts due from Insured under this Agreement, Insured will indemnify Insurer for the reasonable costs, expenses and fees of such collection efforts, including attorneys' fees, if any. Any amounts due under this Article will be in addition to the Maximum Incurred Losses.


12. CLAIMS ADMINISTRATION -- Insured will select a third party administrator or claim service provider ("Claim Service Provider") to service claims that arise under the Policies ("Claims"). Insurer reserves the right to periodically review and approve any Claim Service Provider selected by Insured. Such approval will not be unreasonably withheld. If Insured does not select a Claim Service Provider or Insurer does not approve of Insured's selection, Insurer may select a Claims Service Provider to service the Claims. Insured will promptly reimburse Insurer for all amounts paid by Insurer to the Claims Service Provider.


13. ADDITIONAL AMOUNTS -- Insured will reimburse Insurer for all taxes, fees or assessments (including any interest and penalties levied) related to Policies, Insurance Plan, or this Agreement whenever imposed or assessed upon Insurer or any of its affiliates and/or subsidiaries by any governmental body, any insurance guarantee fund association or any residual market facility. Any amounts due under this Article will be in addition to the Maximum Incurred Losses.


14. TERM OF AGREEMENT -- This Agreement will remain in full force and effect until terminated. The parties will modify certain terms and conditions of this Agreement, as determined solely by Insurer, by written addendum upon each successive anniversary date ("Annual Addendum").

15. TERMINATION -- This Agreement may be immediately terminated by either party upon notice in the event of fraud, abandonment, gross or willful misconduct, insolvency, or lack of legal

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Staff Leasing, Inc.                  -6-                         January 1, 2000

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capacity to act by the other party. If this Agreement is terminated, Insured will not be released from any obligation under this Agreement, including without limitation, the obligation to maintain the Collateral; and Insurer will continue to have the option to enforce any of the Remedies available to it.


16. ASSIGNMENT -- This Agreement will be binding upon and inure to the benefit of the parties and their successors and assigns. Neither party may assign this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld.


17. NO REMEDY EXCLUSIVE -- No remedy conferred upon or reserved to any party is intended to be exclusive of any other available remedy, but each and every remedy will be cumulative and will be in addition to every other remedy given under this Agreement, or now or hereafter existing at law or in equity.


18. NOTICES -- Unless otherwise expressly provided, all notices required under this Agreement will be confirmed in writing to the other party and sent by United States mail to the other party addressed as follows:

 IF TO INSURER:                            IF TO INSURED:
 -------------                             -------------

 Continental Casualty Company              Staff Leasing, Inc.
 CNA Plaza                                 600 301 Boulevard West,
 Chicago, IL 60685                         Suite 202
 Attn.: Director, Contract                 Bradenton, FL  34205
        Administration - 30 S              Attn.:  Mr. John Bilchak,
        CNA Risk Management                        Sr. Vice President
        Fax No.:  312/817-3348                     Benefits & Risk Management
                                                   Fax No.:  941/741-4333

20. WAIVER -- The failure of any party to insist upon strict performance of any duty or responsibility of any other party under this Agreement will not be deemed a waiver of such duty or responsibility or create an estoppel against any party to this Agreement.


21. SURVIVAL -- The rights, remedies and covenants of Insurer and Insured under this Agreement, including without limitation those set forth in the Collateral, Events of Default and Remedies Articles, will survive any termination of the Policies, the Insurance Plan, or this Agreement.


22. ENTIRE UNDERSTANDING -- This Agreement sets forth the entire Agreement and understanding between the parties with respect to the subject matter of this Agreement. All parties have participated in the drafting of this Agreement. No term or provision set forth herein which may be considered ambiguous will be presumptively interpreted against any party as the drafter of this Agreement. Unless otherwise expressly set forth in this Agreement, this Agreement may only be amended in writing signed by officers of both parties.


23. SEVERABILITY -- If any provision of this Agreement is adjudged by any court of law to be void or unenforceable in whole or in part, such adjudication will not be deemed to affect the validity of the remainder of this Agreement. Each provision of this Agreement is declared to be severable from every other provision and constitutes a separate and distinct covenant.


24. GOVERNING LAW -- This Agreement will be construed and governed by the laws of the State of Illinois.

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Staff Leasing, Inc.                  -7-                         January 1, 2000

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IN WITNESS WHEREOF, Insurer and Insured have caused this Agreement to be executed by the persons duly authorized to act in their respective names in multiple originals effective as of the date and year first above stated.


INSURED                                      INSURER

Staff Leasing, Inc.                          Continental Casualty Company
-----------------------------------------    -----------------------------------
        (Legal Name of Insured)                      (Legal Name of Insurer)

By: _______________________________          By: _______________________________
         (Signature of Officer)                        (Signature of Officer)

Name:  ____________________________          Name:  ____________________________
           (Name of Officer)                              (Name of Officer)

Title:   ____________________________        Title:    Vice-President

Date:  _______________                       Date: _______________




                                             Attest: ___________________________

                                             Title:   Asst. Secretary
By: _______________________________
         (Signature of Officer)

Name:  ____________________________
           (Name of Officer)

Title:   ____________________________

Date:  _______________


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Staff Leasing, Inc.                  -8-                         January 1, 2000


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                                   SCHEDULE A


PART I.  DESCRIPTION OF POLICIES


Policy Limits:          (a) Workers' Compensation:  $10,000,000 Each Accident
                        (b) Employer's Liability:
                            Bodily Injury by Accident $10,000,000 Each Accident Bodily Injury by Disease $10,000,000 Policy Limit Bodily Injury by Disease $10,000,000 Each Employee


WORKERS' COMPENSATION DEDUCTIBLE PLAN:


POLICY NUMBER      EFFECTIVE DATE      UNDERWRITING COMPANY
-----------------  -----------------   ------------------------------

WC 189165165       January 1, 2000     Continental Casualty Company





PART II.  ADMINISTRATIVE FEE INSTALLMENT SCHEDULE


              Installment
               Due Date             Installment Amount
           ------------------    --------------------------
                    1-1-2000                       $41,674
                    2-1-2000                       $41,666
                    3-1-2000                       $41,666
                    4-1-2000                       $41,666
                    5-1-2000                       $41,666
                    6-1-2000                       $41,666
                    7-1-2000                       $41,666
                    8-1-2000                       $41,666
                    9-1-2000                       $41,666
                   10-1-2000                       $41,666
                   11-1-2000                       $41,666
                   12-1-2000                       $41,666
                       Total                      $500,000

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Staff Leasing, Inc.                  -9-                         January 1, 2000


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                                   APPENDIX A

                     COLLATERAL TRUST ACCCOUNT REQUIREMENTS

1. The Collateral Trust Account required to be established pursuant to Article 7.A. of this Agreement will be funded with Trust Assets that will amount to at least $49,000,000 (subject to audit) during the initial term of this Agreement and shall consist only of those classes of Eligible Investments as defined in the applicable trust instrument.

2. Upon execution of this Agreement, the funding of the Collateral Trust Account will consist of an initial deposit (on or before the first business day of January, 2000) of Eligible Investments in an amount equal to $4,083,333, followed by eleven monthly payments in the same amount. All Collateral Trust Account monthly fundings will be made on or before the first business day of each month such funding amount is due.

No one class of Trust Assets may comprise more than 50% of the total value of the Trust Assets for a period in excess of 30 days without the written consent of Insurer.

3. The investment return on the Equities class of Trust Assets shall be valued by Insurer (or the Investment Manager of the Trust Assets) on a quarterly calendar basis utilizing the market price of the Equities as of the close of the New York Stock Exchange, American Stock Exchange or other recognized United States or international exchange on the first Friday of each calendar quarter. In the event Insurer is not collateralized to ultimate premium due under the Insurance Program, and, Insurer determines, in its sole discretion at any time following the completion of the initial annual funding of the Collateral Trust Account, that the market value of any combination of common stocks or mutual funds ("Equities") comprising the Eligible Investments has decreased by the greater of $3,000,000, or twenty percent (20%) or more from a market valuation of $16,333,334 (or any subsequent amount as may be revised on a pro rata basis with respect to the total value of the Trust Assets), Insured shall, upon 3 business days notice from the Insurer, increase this class of Trust Assets by an amount necessary to restore the market valuation of the Equities by the deficient amount. Alternatively, Insured may increase the other classes of Eligible Investments in an amount necessary to correct any shortcoming in the market valuation of the Equities class of Trust Assets.

4. (a) In the event the aggregate Incurred Losses exceed the Loss Amount calculated pursuant to subparagraph (c) below, Insured shall pay, or cause to be paid, to Insurer an Additional Premium calculated as 80% of the amount of Incurred Losses (paid losses, reserved losses and ALAE) which exceed that Loss Amount. Such Additional Premium shall be adjusted and billed quarterly for 6 years from the inception date of the Policy Period and annually thereafter until all claims under the Policies are closed or Insured and Insurer mutually agree to a final calculation of the Additional Premium.

The amount of any such Additional Premium due hereunder shall be deposited immediately into the Collateral Trust Account upon receipt of an invoice from Insurer. Provided, if the Additional Premium calculated as the result of any adjustment other than the final adjustment is less than $100,000, that Additional Premium shall be deferred until, and payable by Insured at, the next adjustment.

     (b) If the Experience Account established pursuant to Article 6. and Appendix B of the Agreement (excluding any investment income earned on any Additional Premium(s) paid pursuant to subparagraph (a) above) is exhausted by payment of Paid Losses before such Paid

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Staff Leasing, Inc.                  -10-                        January 1, 2000

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Losses total the Loss Amount calculated pursuant to paragraph (c). below,
Insured shall pay to Insurer an Additional Premium.

Any Additional Premium due under this subparagraph (b) shall be calculated as $5,000,000 plus accrued interest of 7% per annum. This $5,000,000 amount, exclusive of accrued interest, is an estimated amount, adjustable at audit based upon a rate of $28.571 per $1,000 of Manual Workers' Compensation Premium. In no event, except as outlined below, shall this estimated amount be adjusted at audit to be an amount less than $4,000,000 plus accrued interest of 7% per annum. Interest shall accrue on any such amount due hereunder from January 1, 2000 until full payment of the Additional Premium is received by Insurer.

Provided, however, such Additional Premium calculated under this subparagraph
(b) shall not exceed the difference between:
           (i) The Loss Amount calculated pursuant to subparagraph (c) below;
               and
           (ii) The total Paid Losses as of the date the Experience Account is exhausted.

     (c) The Loss Amount, as used in this Paragraph 4, is estimated to be $87,000,000. This Loss Amount is adjustable at audit based on a rate of $497.14 per $1,000 of Manual Workers' Compensation Premium. In no event shall the Loss Amount be less than $69,600,000.

Any Additional Premium(s) due under this Paragraph 4. shall be deposited into the Collateral Trust Account as additional Trust Assets upon receipt of an invoice from Insurer and shall be payable by or for the benefit of Insured in addition to the Estimated Premium due under the Policies. Any such infusion of additional Trust Assets into the Collateral Trust Account may be made to any or all of the classes of Eligible Investments comprising the Trust Assets as permitted herein.


5. If the cumulative investment yield on the Trust Assets comprising the Collateral Trust Account is not at least a minimum of 7% per annum ("Investment Credit"), as determined by Insurer on or before January 31, 2001 (and every year thereafter during which time the Collateral Trust Account remains in effect), by multiplying the average daily balance of the Collateral Trust Account for such annual period by 7.00%, an additional infusion of Trust Assets will be made in an amount to bring the value of the Collateral Trust Account to an amount that it would have achieved had a 7% per annum yield had been realized. The cumulative Investment Credit applicable to the Collateral Trust Account as required under this Paragraph 5. shall be equal to the sum of the Investment Credit for the initial term of this Agreement and each consecutive 12-month period thereafter (or portion thereof) following the Effective Date of this Agreement.


Any such infusion of additional Trust Assets required under this Paragraph 5. shall be immediately due and deposited in the Collateral Trust Account upon receipt of notice from Insurer. No infusion of additional Trust Assets will be required hereunder in the event that the initial and cumulative Investment Credit equals or exceeds 7.00% per annum.


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Staff Leasing, Inc.                  -11-                        January 1, 2000

                                   APPENDIX B


                               EXPERIENCE ACCOUNT



As required by Article 7.C. of the Agreement, Insurer shall establish and maintain an Experience Account as follows:


     a. The next business day after receipt of each installment of the Estimated Installment Premium by Insurer, the Experience Account shall be credited with such Estimated Installment Premium.


     b. The Experience Account shall be credited, as received, with the investment income earned with respect to the Trust Assets or earned on any monies in the Experience Account. As used herein, the term "investment income" will not include any investment income attributable to the Loss Fund as specified in Article 3. of the Agreement.


     c. The Experience Account shall be debited at the time and in the amounts set forth below:


         (1) On a quarterly basis, by the amount of Paid Losses paid by Insurer hereunder; and

         (2) Within five (5) days after receipt of any Additional Premium(s) due pursuant to Paragraph 4. of Appendix A of this Agreement.


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Staff Leasing, Inc.                  -12-                        January 1, 2000